Exhibit 4.5

Able View Global Inc.

Number

Incorporated under the laws of the Cayman Islands

Share capital is US$60,000 divided into

100,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, and

500,000,000 Class B Ordinary Shares of a par value of US$0.0001 each

THIS IS TO CERTIFY THAT _____________ is the registered holder of _____________ Class __ Ordinary Share(s) in the above-named Company subject to the Amended and Restated Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the ______ day of  ______ 20__ by:

DIRECTOR